EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Lattice Semiconductor Corporation:
We consent to the use of our reports dated March 11, 2011, with respect to the consolidated balance sheets of Lattice Semiconductor Corporation as of January 1, 2011 and January 2, 2010, and the related consolidated statements of operations, changes in stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended January 1, 2011, the related consolidated financial statement schedule, and the effectiveness of internal control over financial reporting as of January 1, 2011, incorporated herein by reference.

/s/ KPMG LLP

Portland, Oregon
August 8, 2011